Exhibit 20.1

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect about this circular or as to the action to be taken, you should consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in Melco Crown Entertainment Limited, you should at once hand this circular, together with the enclosed proxy form, to the purchaser or the transferee or to the bank, the licensed securities dealer or other agent through whom the sale was effected for transmission to the purchaser or the transferee.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this circular, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

(Incorporated in the Cayman Islands with limited liability)

(SEHK Stock Code: 6883)

PROPOSALS FOR

(1) RE-ELECTION AND APPOINTMENT OF DIRECTORS,

(2) GRANTING OF GENERAL MANDATES TO ISSUE SHARES AND

REPURCHASE SHARES,

(3) AMENDMENTS TO SHARE INCENTIVE PLANS

AND

NOTICE OF THE ANNUAL GENERAL MEETING

A notice convening the annual general meeting (the “AGM”) of Melco Crown Entertainment Limited (the “Company”) to be held at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 20, 2015 at 4:00 p.m. (Hong Kong time) is set out on pages 27 to 32 of this circular. A proxy form for use at the AGM and at any adjournment thereof is enclosed with this circular. Such proxy form is also published on the websites of Hong Kong Exchanges and Clearing Limited (www.hkexnews.hk) and the Company (www.melco-crown.com).

Whether or not you are able to attend such meeting, please complete and return the accompanying proxy form in accordance with the instructions printed thereon to the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, as soon as possible and in any event not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the proxy form will not preclude you from attending and voting at the meeting or any adjournment thereof (as the case may be) should you so wish.

April 16, 2015

The English text of this circular shall prevail over the Chinese text for the purpose of interpretation.

— i —

DEFINITIONS

In this circular, unless the context requires otherwise, the following expressions have the following meanings:

“ADS(s)”	American Depositary Share(s) of the Company, each of which represents three Shares

“AGM”	the annual general meeting of the Company to be held at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 20, 2015 at 4:00 p.m. (Hong Kong time)

“AGM Notice”	the notice for convening the AGM as set out on pages 27 to 32 of this circular

“Articles”	the amended and restated articles of association of the Company, as amended, supplemented or otherwise modified from time to time

“Board”	the board of Directors

“Company”	Melco Crown Entertainment Limited, a company incorporated in the Cayman Islands as an exempted company with limited liability, with its Shares listed on the Stock Exchange and its ADSs listed on the NASDAQ Global Select Market (Stock Code: 6883, NASDAQ: MPEL)

“Crown”	Crown Resorts Limited, an Australian-listed corporation, which completed its acquisition of the gaming businesses and investments of Consolidated Media Holdings Limited (formerly known as Publishing and Broadcasting Limited), on December 12, 2007, and a major shareholder of the Company through Crown Asia Investments

“Crown Asia Investments”	Crown Asia Investments Pty, Ltd. which is 100% indirectly owned by Crown and was incorporated in the Cayman Islands but is now a registered Australian company

“Crown Entertainment Group Holdings”	Crown Entertainment Group Holdings Pty, Ltd., a company incorporated on June 19, 2007 under the laws of Australia and a subsidiary of Crown

“Directors”	the directors of the Company for the time being

“Effective Date”	4:00 p.m. on July 3, 2015, or if different, the actual time and date when the Proposed De-Listing takes effect

“Group”	the Company and its subsidiaries

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Latest Practicable Date”	April 10, 2015, being the latest practicable date prior to the printing of this circular for ascertaining certain information contained herein

DEFINITIONS

“Listing Date”	December 7, 2011, on which the Shares are listed and from which dealings in the Shares are permitted to take place on the Main Board of the Stock Exchange

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange, as amended from time to time

“Macau”	the Macau Special Administrative Region of the PRC

“MCE 2006 SIP”	a share incentive plan adopted by the Company, as amended, as approved by the Shareholders on December 1, 2006 and May 19, 2009, respectively, aimed at providing equity award incentives to eligible participants, with a view to promoting further success of the Company

“MCE 2011 SIP”	a share incentive plan adopted by the Company as approved by the Shareholders and effective as from the Listing Date, aimed at providing equity award incentives to eligible participants, with a view to promoting further success of the Company

“MCP”	Melco Crown (Philippines) Resorts Corporation, a company formed under the laws of the Philippines, with its shares listed on the Philippine Stock Exchange, and a subsidiary of the Company

“MCP SIP”	a share incentive plan adopted by MCP, as amended, as approved by its shareholders and effective on June 24, 2013, upon approval of the Philippine Securities and Exchange Commission

“Melco”	Melco International Development Limited, a company incorporated under the laws of Hong Kong with limited liability, with its shares listed on the Stock Exchange, and a major shareholder of the Company through Melco Leisure

“Melco Leisure”	Melco Leisure and Entertainment Group Limited, a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Melco

“Memorandum”	the amended and restated memorandum of association of the Company, as amended, supplemented or otherwise modified from time to time

“NASDAQ”	the National Association of Securities Dealers Automated Quotation System

“Philippine Stock Exchange”	The Philippine Stock Exchange, Inc.

“Proposed De-Listing”	the proposed voluntary withdrawal of the listing of our Shares on the Main Board of the Stock Exchange as approved by the Shareholders at an extraordinary general meeting on March 25, 2015 and expected to become effective as at the Effective Date

DEFINITIONS

“PRC”	the People’s Republic of China excluding Hong Kong, Macau and Taiwan, except where the context otherwise requires

“Repurchase Mandate One”	a general and unconditional mandate proposed to be granted to the Directors to exercise all the powers of the Company to repurchase Shares during the period as set out in Ordinary Resolution No. 7(A), up to a maximum of 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing of such resolution

“Repurchase Mandate Two”	a general and unconditional mandate proposed to be granted to the Directors to exercise all the powers of the Company to repurchase Shares in general during the period as set out in Ordinary Resolution No. 7(B)

“Repurchase Mandates”	collectively, Repurchase Mandate One and Repurchase Mandate Two

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Share(s)”	the ordinary share(s) in the share capital of the Company with a nominal value of US$0.01 each

“Share Issue Mandate”	a general and unconditional mandate proposed to be granted to the Directors to exercise all the powers of the Company to allot, issue and deal with the Shares during the period as set out in Ordinary Resolution No. 6, up to 20% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing of such resolution

“Shareholder(s)”	holder(s) of our Share(s) from time to time

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	the Code on Takeovers and Mergers published by the SFC

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“US$”	United States dollars, the lawful currency of the United States of America

“%”	per cent.

In this circular, the terms “associate”, “connected person”, “controlling shareholder”, “subsidiary” and “substantial shareholder” shall have the meanings given to such terms in the Listing Rules, unless the context otherwise requires.

LETTER FROM THE BOARD

(Incorporated in the Cayman Islands with limited liability)

(SEHK Stock Code: 6883)

Executive Director:	Registered Office:
Mr. Lawrence Yau Lung Ho	190 Elgin Avenue
(Co-Chairman and Chief Executive Officer)	George Town Grand Cayman KY1-9005 Cayman Islands
Non-executive Directors:
Mr. James Douglas Packer (Co-Chairman)
Mr. John Peter Ben Wang	Principal place of business and
Mr. Clarence Yuk Man Chung	head office in Macau:
Mr. William Todd Nisbet	22/F, Golden Dragon Centre
Mr. Rowen Bruce Craigie	Avenida Xian Xing Hai Macau

Independent non-executive Directors:
Mr. James Andrew Charles MacKenzie	Place of business in Hong Kong:
Mr. Thomas Jefferson Wu	36/F, The Centrium
Mr. Alec Yiu Wa Tsui	60 Wyndham Street
Mr. Robert Wason Mactier	Central Hong Kong

April 16, 2015

To the Shareholders

Dear Sir or Madam,

PROPOSALS FOR

(1) RE-ELECTION AND APPOINTMENT OF DIRECTORS,

(2) GRANTING OF GENERAL MANDATES TO ISSUE SHARES

AND REPURCHASE SHARES,

(3) AMENDMENTS TO SHARE INCENTIVE PLANS

AND

NOTICE OF THE ANNUAL GENERAL MEETING

1. INTRODUCTION

Reference is made to the announcements dated January 2, 2015 and March 25, 2015, and the circular dated March 4, 2015, in relation to, among other matters, the Proposed De-Listing and the proposed amendments to the MCE 2011 SIP and MCP SIP.

LETTER FROM THE BOARD

The purpose of this circular is to provide you with information regarding (i) the proposed re-election and appointment of Directors; (ii) the Share Issue Mandate; (iii) the Repurchase Mandates; and (iv) the amendments to the MCE 2011 SIP and MCP SIP, to seek your approval at the AGM and to provide you with the AGM Notice.

2. RE-ELECTION AND APPOINTMENT OF DIRECTORS

The Board currently consists of ten Directors comprising one executive Director, namely, Mr. Lawrence Yau Lung Ho (Co-Chairman and Chief Executive Officer); five non-executive Directors, namely, Mr. James Douglas Packer (Co-Chairman), Mr. John Peter Ben Wang, Mr. Clarence Yuk Man Chung, Mr. William Todd Nisbet, and Mr. Rowen Bruce Craigie, and four independent non-executive Directors, namely, Mr. James Andrew Charles MacKenzie, Mr. Thomas Jefferson Wu, Mr. Alec Yiu Wa Tsui, and Mr. Robert Wason Mactier.

Under the existing Articles as at the date hereof, one-third of the Directors holding office for the time being shall retire by rotation provided that every Director shall be subject to retirement at least once every three years. Save for Mr. Rowen Bruce Craigie, each of Mr. Lawrence Yau Lung Ho, Mr. James Douglas Packer and Mr. John Peter Ben Wang shall retire from office by rotation and, being eligible, would offer himself for re-election at the AGM. Mr. Rowen Bruce Craigie, who shall also retire from office by rotation, indicated to the Board that he would not offer himself for re-election at the AGM because Crown intends to nominate Crown’s new director, Mr. Robert John Rankin, in place of himself as a Director of the Company and thus he would retire from office immediately after the close of the AGM. Mr. Rowen Bruce Craigie confirmed that he did not have any disagreement with the Board and there is no matter relating to his retirement that needs to be brought to the attention of the Shareholders.

To fill the casual vacancy arising due to Mr. Rowen Bruce Craigie’s retirement, upon the recommendation of our nominating and corporate governance committee, the Board proposes, subject to the approval by the Shareholders at the AGM, to appoint Mr. Robert John Rankin as non-executive Director with effect after close of the AGM.

The requirements for such retirement of one-third of the Directors at each annual meeting and rotation of Directors for compliance with the relevant Listing Rules would no longer apply as from the Effective Date.

Separate ordinary resolutions will be proposed at the AGM to re-elect to Mr. Lawrence Yau Lung Ho as executive Director, Mr. James Douglas Packer as non-executive Director and Mr. John Peter Ben Wang as non-executive Director, and to appoint Mr. Robert John Rankin as non-executive Director. Shareholders are recommended to vote in favor of re-election and appointment of the above Directors as the Board believes that their qualifications and related expertise will continue to bring a wide range of business experience to the Board. Particulars of the Directors proposed for re-election and appointment at the AGM are set out in Appendix II to this circular.

3. GENERAL MANDATE TO ISSUE SHARES

In accordance with the Listing Rules, an ordinary resolution set out in item 6 of the AGM Notice will be proposed at the AGM to grant a general and unconditional mandate to the Directors, subject to any applicable NASDAQ requirements, to allot, issue and otherwise deal with additional Shares with an aggregate nominal amount not exceeding 20% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing the proposed resolution at the AGM. The Share Issue Mandate will provide flexibility to the Company to raise funds by issue of Shares efficiently.

LETTER FROM THE BOARD

As at the Latest Practicable Date, there were in issue an aggregate of 1,630,924,523 Shares. On the assumption that no Share will be issued prior to the AGM, exercise in full of the Share Issue Mandate could result in up to 326,184,904 Shares being issued by the Company.

In addition, an ordinary resolution will also be proposed to authorize an extension of this Share Issue Mandate by adding thereto the aggregate nominal amount of any Shares repurchased under the Repurchase Mandates (if such mandates are approved by the Shareholders).

The Share Issue Mandate will continue to be in force from the passing of the said resolution until the first to occur of the following events:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required by the Articles, Cayman Islands laws or any other applicable laws to be held; and

(iii)	the revocation or variation of the authority given under such ordinary resolution by ordinary resolution of the Shareholders in general meeting.

The Company has no current intention of exercising the Share Issue Mandate (other than (i) the Shares to be issued upon vesting of restricted Shares and exercise of the share options granted under the MCE 2006 SIP; (ii) prior to the Effective Date, the Shares to be issued upon vesting of restricted Shares to non- connected person(s) of the Company and exercise of the share options granted under the MCE 2011 SIP; (iii) from the Effective Date, the Shares to be issued upon vesting of restricted Shares and exercise of the share options granted under the MCE 2011 SIP; and (iv) future fund raising).

4. GENERAL MANDATES TO REPURCHASE SHARES

In accordance with the Listing Rules, an ordinary resolution set out in item 7(A) of the AGM Notice will be proposed at the AGM to give the Directors a general and unconditional mandate to exercise all the powers of the Company to repurchase issued and fully paid Shares with an aggregate nominal amount not exceeding 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing the proposed resolution at the AGM. Since the relevant Listing Rules on the 10% threshold requirement will no longer be applicable to the Company as from the Effective Date, an ordinary resolution set out in item 7(B) of the AGM Notice will also be proposed at the AGM to give the Directors, as from the Effective Date of the Proposed De-Listing, a general and unconditional mandate to exercise all the powers of the Company to repurchase any number of issued and fully paid Shares as and when the Directors may determine.

The Repurchase Mandates will provide the Company the flexibility to make such repurchase when appropriate and beneficial to the Company. Such repurchase may enhance the net value of the Company and/or earnings per Share. No repurchase would be made in circumstances that would have a material adverse impact on the working capital or gearing ratio of the Company.

As at the Latest Practicable Date, there were in issue an aggregate of 1,630,924,523 Shares. On the assumption that no Share will be issued and repurchased prior to the AGM, exercise in full of Repurchase Mandate One could result in up to 163,092,452 Shares being repurchased by the Company.

LETTER FROM THE BOARD

Repurchase Mandate One will continue to be in force from the passing of the said resolution until the first to occur of the following events:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws;

(iii)	the revocation or variation of the authority given under such ordinary resolution by ordinary resolution of the Shareholders in general meeting; and

(iv)	the Effective Date of the Proposed De-Listing.

Repurchase Mandate Two will come into effect immediately following the Effective Date of the Proposed De-Listing, and will continue to be in force until the first to occur of the following events:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws; and

(iii)	the revocation or variation of the authority given under such ordinary resolution by ordinary resolution of the Shareholders in general meeting.

The Company established and announced a stock repurchase program on August 7, 2014 expiring at the conclusion of this AGM. As at the Latest Practicable Date, the Board of Directors has not yet established any new stock repurchase program. If a new stock repurchase program is to be established, a separate announcement will be issued by the Company.

An explanatory statement explaining Repurchase Mandate One in accordance with the Listing Rules is set out in Appendix I to this circular.

5. AMENDMENTS TO THE MCE 2011 SIP AND MCP SIP

In conjunction with the Proposed De-Listing, the Board recommends that certain amendments to the MCE 2011 SIP and MCP SIP, including removing references to, and provisions required by, Hong Kong laws and the Listing Rules, adding clarifications and modifying and updating certain provisions, be approved at the AGM.

The major amendments to the MCE 2011 SIP and MCP SIP include: (a) removal of all requirements for compliance with Chapter 17 of the Listing Rules, such as limitations on the determination of exercise price of option and maximum number of options that can be granted to Directors; (b) any grant of restricted share awards to Directors or other connected persons will no longer be subject to Chapter 14A of the Listing Rules; and (c) the governing law of the MCE 2011 SIP will be changed from Hong Kong laws to Cayman Island laws (the governing law of the MCP SIP will remain as the laws of the Philippines).

The implementation of the proposed amendments to the MCE 2011 SIP is conditional upon the Proposed De-Listing becoming effective. An ordinary resolution set out in item 9 of the AGM Notice will be proposed at the AGM to approve such proposed amendments.

LETTER FROM THE BOARD

The implementation of the proposed amendments to MCP SIP is conditional upon (a) the Proposed De-Listing becoming effective; (b) the passing of the necessary resolutions by the directors and shareholders of MCP; and (c) the Philippine Securities and Exchange Commission approving the amendments. An ordinary resolution set out in item 10 of the AGM Notice will be proposed at the AGM to approve such proposed amendments.

General descriptions of the principal terms of the proposed amended MCE 2011 SIP and MCP SIP are set out in Appendices III and IV, respectively. For more details of the proposed amended MCE 2011 SIP and MCP SIP, it is advisable for you to read the complete MCE 2011 SIP and MCP SIP incorporating the proposed amendments. Copies of both clean and blackline versions showing all proposed amendments of each of MCE 2011 SIP and MCP SIP are available for inspection at the Company’s principal place of business in Macau at 22/F, Golden Dragon Centre, Avenida Xian Xing Hai, Macau, and the Company’s place of business in Hong Kong at 36th Floor, the Centrium, 60 Wyndham Street, Central, Hong Kong, during normal business hours from the date hereof up to and including the date of the AGM.

Pursuant to the Listing Rules, approval of the proposed amendments to each of the MCE 2011 SIP and MCP SIP by way of an ordinary resolution at the AGM shall be decided on a poll. No Shareholder is required to abstain from voting with respect to these resolutions at the AGM.

6. ANNUAL GENERAL MEETING

The AGM Notice is set out on pages 27 to 32 to this circular.

Pursuant to Rule 13.39(4) of the Listing Rules, any vote of the Shareholders at a general meeting must be taken by poll except where the chairman, in good faith, decides to allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. The Company will announce the results of the poll in the manner prescribed under the Listing Rules.

A proxy form for use by the Shareholders at the AGM is enclosed with this circular. Whether or not you are able to attend the AGM in person, you are requested to complete the proxy form and return it in accordance with the instructions printed thereon to the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, as soon as possible and in any event not less than 48 hours before the time fixed for the AGM or any adjournment thereof (as the case may be). Completion and return of the proxy form will not preclude you from attending and voting in person at the AGM and any adjournment meeting (as the case may be) should you so wish.

7. RECOMMENDATION

The Board believes that the re-election and appointment of the Directors, the granting of the Share Issue Mandate and the Repurchase Mandates, and the approving of the proposed amendments to the MCE 2011 SIP and MCP SIP as set out in the AGM Notice are all in the best interests of the Company and its Shareholders. Accordingly, the Board recommends the Shareholders to vote in favor of the relevant resolutions to be proposed at the AGM.

Your attention is drawn to the additional information set out in the Appendices to this circular.

LETTER FROM THE BOARD

8. RESPONSIBILITY STATEMENT

This circular includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, there are no other facts the omission of which would make any statement herein misleading.

By Order of the Board of Melco Crown Entertainment Limited Stephanie Cheung Company Secretary

APPENDIX I	EXPLANATORY STATEMENT

This appendix serves as an explanatory statement, as required by the Listing Rules, to provide the requisite information to you for your consideration of Repurchase Mandate One to be proposed at the AGM.

1. LISTING RULES

The Listing Rules permit companies whose primary listings are on the Stock Exchange to repurchase their shares on the Stock Exchange, subject to certain restrictions, the most important of which are summarized below:

(i)	the shares to be repurchased by a company must be fully paid-up;

(ii)	the company has previously sent to its shareholders an explanatory statement complying with the Listing Rules; and

(iii)	all on-market repurchase of shares by a company with its primary listing on the Stock Exchange must be approved in advance by an ordinary resolution, either by way of a specific approval in relation to specific transactions or by a general mandate to the directors of the company to make such repurchase, and a copy of such resolution together with the necessary documentation have been delivered to the Stock Exchange in accordance with the Listing Rules.

2. SHARE CAPITAL

As at the Latest Practicable Date, the total issued share capital of the Company comprised 1,630,924,523 Shares.

Subject to the passing of the relevant ordinary resolution for Repurchase Mandate One and on the basis that no further Shares are issued or repurchased prior to the AGM, the Company would be allowed under Repurchase Mandate One to repurchase a maximum of 163,092,452 Shares (representing 10% of the aggregate nominal amount of the Company’s issued share capital at the date of passing the resolution).

3. REASONS FOR SHARE REPURCHASES

The Directors believe that it is in the best interests of the Company and the Shareholders as a whole to have a general mandate from the Shareholders to enable the Directors to repurchase Shares on the market. Such repurchases may, depending on market conditions and funding arrangements at the time, lead to an enhancement of the net asset value of the Company and/or its earning per Share and will only be made when the Directors believe that such repurchases will benefit the Company and the Shareholders as a whole.

4. FUNDING OF REPURCHASES

Any repurchase will be made out of funds which are legally available for the purpose in accordance with the Memorandum and Articles, the Listing Rules, Cayman Islands laws and/or other applicable laws.

APPENDIX I	EXPLANATORY STATEMENT

In the event that repurchases of Shares under Repurchase Mandate One were to be carried out in full during the validity period of Repurchase Mandate One, there might be material adverse impact on the working capital or gearing position of the Company (as compared with the position as at 31 December 2014, the date to which the most recent audited accounts of the Company were made up). The Directors do not propose to exercise Repurchase Mandate One to such extent as would, in the circumstances, have a material adverse effect on the working capital of the Company or the gearing position which in the opinion of the Directors are from time to time appropriate for the Company.

5. SHARE PRICES

The following table shows the highest and lowest prices at which the Shares have been traded on the Stock Exchange in each of the previous twelve months up to the Latest Practicable Date:

Month	Highest HK$	Lowest HK$
2014
April	105.00	85.50
May	93.70	78.00
June	94.20	78.70
July	95.65	82.50
August	86.50	71.45
September	72.70	65.30
October	69.30	61.30
November	70.85	62.05
December	67.00	55.75
2015
January	65.55	56.20
February	71.50	61.60
March	70.05	53.65
April (up to the Latest Practicable Date)	63.60	54.75

6. EFFECT OF THE TAKEOVERS CODE

If prior to the Effective Date, as a result of a Share repurchase pursuant to Repurchase Mandate One, a Shareholder’s proportionate interest in the voting rights of the Company increases, such increase may be treated as an acquisition for the purposes of Rule 32 of the Takeovers Code. As a result, a Shareholder, or a group of Shareholders acting in concert (within the meaning under the Takeovers Code), depending on the level of increase in the Shareholder’s interests, could obtain or consolidate control of the Company and become obliged to make a mandatory offer in accordance with Rules 26 and 32 of the Takeovers Code. Such Takeovers Code requirement will not apply to any share purchase pursuant to Repurchase Mandate Two.

APPENDIX I	EXPLANATORY STATEMENT

As at the Latest Practicable Date, to the best of the knowledge and belief of the Directors, the following Shareholders had interests representing 5% or more of the issued share capital of the Company:

		Approximate % of shareholding
Name of Shareholder	Number of Shares held	As at the Latest Practicable Date(10)	If Repurchase Mandate One is exercised in full
Lawrence Yau Lung Ho(1)	1,130,034,318	69.29%	76.99%
Sharen Sau Yan Lo(2)	1,130,034,318	69.29%	76.99%
Melco Leisure(3)	1,118,458,086	68.58%	76.20%
Melco(4)	1,118,458,086	68.58%	76.20%
James Douglas Packer(5)	1,118,484,264	68.58%	76.20%
Erica Louise Packer(6)	1,118,484,264	68.58%	76.20%
Crown Asia Investments(7)	1,118,458,086	68.58%	76.20%
Crown Entertainment Group Holdings(8)	1,118,458,086	68.58%	76.20%
Crown(9)	1,118,458,086	68.58%	76.20%

Notes:

(1)	As at the Latest Practicable Date, Mr. Lawrence Yau Lung Ho personally held 27,499,132 shares of Melco, representing approximately 1.78% of Melco’s shares. In addition, 118,339,024 shares of Melco are held by Lasting Legend Ltd., 291,868,606 shares of Melco are held by Better Joy Overseas Ltd., 25,727,447 shares of Melco were held by Mighty Dragon Developments Limited and 7,294,000 shares of Melco are held by The L3G Capital Trust, representing approximately 7.65%, 18.87%, 1.66% and 0.47% of Melco’s shares, all of which companies are owned by persons and/or trusts affiliated with Mr. Lawrence Yau Lung Ho. Mr. Lawrence Yau Lung Ho also has interest in Great Respect Limited, a company controlled by a discretionary family trust, the beneficiaries of which include Mr. Lawrence Yau Lung Ho and his immediate family members and held 303,982,187 shares, representing approximately 19.66% of Melco’s shares. Melco Leisure is a wholly- owned subsidiary of Melco and accordingly, Mr. Lawrence Yau Lung Ho is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested or is deemed or taken to be interested. Mr. Lawrence Yau Lung Ho is also interested in 11,576,232 Shares, of which 7,574,158 Shares are in the form of unvested or unexercised share options and unvested restricted Shares awards granted as at the Latest Practicable Date.

(2)	As at the Latest Practicable Date, Ms. Sharen Sau Yan Lo is the spouse of Mr. Lawrence Yau Lung Ho and is deemed or taken to be interested in the Shares through the interest of her spouse, Mr. Lawrence Yau Lung Ho, under the SFO.

(3)	As at the Latest Practicable Date, Melco Leisure is the beneficial owner of 559,229,043 Shares and is deemed or taken to be interested in 559,229,043 Shares owned by Crown Asia Investments pursuant to rights of first refusal over such Shares granted by Crown Asia Investments in favor of Melco Leisure under the new shareholders’ deed, which became effective in December 2007 (“New Shareholders’ Deed”), entered into between Melco and Crown.

(4)	Melco Leisure is a direct wholly-owned subsidiary of Melco and Melco is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested as referred to in note (3) above.

APPENDIX I	EXPLANATORY STATEMENT

(5)	As at the Latest Practicable Date, Mr. James Douglas Packer and his controlled corporations are interested in 50.01% of the issued share capital of Crown, which in turn is interested in the entire issued share capital of Crown Entertainment Group Holdings and which in turn is interested in the entire issued share capital of Crown Asia Investments. Accordingly, Mr. James Douglas Packer is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested or is deemed or taken to be interested. Mr. James Douglas Packer is also interested in 26,178 Shares, of which 22,977 Shares are in the form of unvested restricted Shares awards granted as at the Latest Practicable Date.

(6)	As at the Latest Practicable Date, Ms. Erica Louise Packer is the spouse of Mr. James Douglas Packer and is deemed or taken to be interested in the Shares through the interest of her spouse, Mr. James Douglas Packer, under the SFO.

(7)	As at the Latest Practicable Date, Crown Asia Investments is the beneficial owner of 559,229,043 Shares and is deemed or taken to be interested in 559,229,043 Shares owned by Melco Leisure pursuant to rights of first refusal over such Shares granted by Melco Leisure in favor of Crown Asia Investments under the New Shareholders’ Deed.

(8)	Crown Asia Investments is a direct wholly-owned subsidiary of Crown Entertainment Group Holdings and Crown Entertainment Group Holdings is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested as referred to in note (7) above.

(9)	Crown Entertainment Group Holdings is a wholly-owned subsidiary of Crown and Crown is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested as referred to in note (7) above.

(10)	The percentages are calculated on the basis of 1,630,924,523 Shares in issue as at the Latest Practicable Date.

Based on the above and in the event that the Directors exercised in full the power to repurchase Shares under Repurchase Mandate One, the interests of each of the above Shareholders in the Company would be increased to approximately the percentages as set out in the table above.

On the basis of the aforesaid increase of shareholding held by the Shareholders, the Directors are not aware of any consequences of such repurchases of Shares that would result in any Shareholder, or a group of Shareholders acting in concert, becoming obliged to make a mandatory offer under Rule 26 of the Takeovers Code if Repurchase Mandate One were exercised in full. Moreover, the Directors do not intend to exercise the power to repurchase Shares to an extent which would render the aforesaid Shareholders or any Shareholder or group of Shareholders acting in concert obliged to make a mandatory offer under Rule 26 of the Takeovers Code. As the exercise of Repurchase Mandate One in full would result in insufficient public float of the Company, the Directors have no intention to exercise Repurchase Mandate One to such an extent that results in a public shareholding of less than the minimum public float requirement of 25% of the total issued share capital of the Company.

7. DIRECTORS, THEIR ASSOCIATES AND CONNECTED PERSONS

None of the Directors nor, to the best of their knowledge having made reasonable enquiries, any of their associates has any present intention, in the event that Repurchase Mandate One is approved by Shareholders, to sell Shares to the Company.

No connected person of the Company has notified the Company that such person has any present intention to sell Shares to the Company, or has undertaken not to do so, in the event Repurchase Mandate One is approved by the Shareholders.

APPENDIX I	EXPLANATORY STATEMENT

8. UNDERTAKING OF THE DIRECTORS

The Directors have undertaken to the Stock Exchange to exercise the power of the Company to make repurchases pursuant to the proposed Repurchase Mandate One in accordance with the Listing Rules, the applicable laws of the Cayman Islands and in accordance with the Memorandum and Articles.

9. SHARE REPURCHASE MADE BY THE COMPANY

During the six months immediately preceding the Latest Practicable Date, the Company repurchased its ADRs on NASDAQ as follows:

Date of purchase	Highest price paid USD per ADR	Lowest price paid USD per ADR
December 4, 2014	25.00	24.94
December 5, 2014	25.10	24.90
December 8, 2014	24.83	23.93
December 9, 2014	24.10	23.82
December 10, 2014	23.27	22.88
December 11, 2014	24.00	23.66
December 12, 2014	23.75	23.28
December 15, 2014	23.11	22.52
December 16, 2014	22.20	21.04
December 17, 2014	23.25	22.84
December 18, 2014	23.90	23.36
December 19, 2014	24.00	23.72
December 22, 2014	22.20	21.04

During the period from August 7, 2014 (being the establishment and announcement date in respect of our stock repurchase program) to the Latest Practicable Date, save as disclosed above, the Company has not otherwise repurchased its Shares or ADRs on the Stock Exchange or NASDAQ. The Company will not repurchase its Shares pursuant to Repurchase Mandate One if such repurchase will result in less than 25% of its issued share capital being held by the public.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED AND APPOINTED

The following are the particulars of the Directors proposed for re-election and appointment at the AGM:

(1)	Mr. Lawrence Yau Lung Ho (aged 38)
Executive Director (Co-Chairman and Chief Executive Officer)

Mr. Lawrence Yau Lung Ho was appointed as our executive Director on December 20, 2004 and has served as a Co-Chairman and Chief Executive Officer since December 2004. Since November 2001, Mr. Ho has also served as the managing director and, since March 2006, the chairman and chief executive officer of Melco. He has served as a director of Melco Leisure, a substantial shareholder of the Company, since 2001. Mr. Ho has also been appointed as the chairman and non-executive director of Summit Ascent Holdings Limited, a company listed on the Main Board of the Stock Exchange, since July 10, 2013. As a member of the National Committee of the Chinese People’s Political Consultative Conference, Mr. Ho also serves on numerous boards and committees of privately held companies in Hong Kong, Macau and mainland China. He is a member of the Board of Directors, member of the Executive Committee, and a vice patron of The Community Chest of Hong Kong; member of Science and Technology Council of the Macau SAR Government; member of All China Youth Federation; member of Macau Basic Law Promotional Association; chairman of Macau International Volunteers Association; member of the Board of Governors of The Canadian Chamber of Commerce in Hong Kong; honorary lifetime director of The Chinese General Chamber of Commerce of Hong Kong; honorary patron of The Canadian Chamber of Commerce in Macao; honorary president of Association of Property Agents and Real Estate Developers of Macau and director Executive of Macao Chamber of Commerce. In recognition of Mr. Ho’s excellent directorship and entrepreneurial spirit, Institutional Investor honored him as the “Best CEO” in 2005. He was also granted the “5th China Enterprise Award for Creative Businessmen” by the China Marketing Association and China Enterprise News, “Leader of Tomorrow” by Hong Kong Tatler and the “Directors of the Year Award” by the Hong Kong Institute of Directors in 2005. As a socially-responsible young entrepreneur in Hong Kong, Mr. Ho was selected as one of the “Ten Outstanding Young Persons Selection 2006”, organized by Junior Chamber International Hong Kong. In 2007, he was elected as a finalist in the “Best Chairman” category in the “Stevie International Business Awards” and one of the “100 Most Influential People across Asia Pacific” by Asiamoney magazine. In 2008, he was granted the “China Charity Award” by the Ministry of Civil Affairs of the People’s Republic of China. And in 2009, Mr. Ho was selected as one of the “China Top Ten Financial and Intelligent Persons” judged by a panel led by the Beijing Cultural Development Study Institute and Fortune Times, and was named “Young Entrepreneur of the Year” at Hong Kong’s first Asia Pacific Entrepreneurship Awards. In 2014, Mr. Ho was selected by FinanceAsia magazine as one of the “Best CEOs in Hong Kong” for the fifth time in 2014. He was also awarded “Asia’s Best CEO” at the Asian Excellence Awards by Corporate Governance Asia magazine for the third time, and was honored as one of the recipients of the Asian Corporate Director Recognition Awards for three consecutive years in 2014. Mr. Ho graduated with a Bachelor of Arts degree in commerce from the University of Toronto, Canada in June 1999 and was awarded the Honorary Doctor of Business Administration degree by Edinburgh Napier University, Scotland in July 2009 for his contribution to business, education and the community in Hong Kong, Macau and China.

Mr. Ho is the managing director of Melco Crown (Macau) Limited and the director of Studio City Developments Limited, Studio City Entertainment Limited and Studio City International Holdings Limited, all of which are subsidiaries of the Company.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED AND APPOINTED

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Ho has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date, Mr. Lawrence Yau Lung Ho personally held 27,499,132 shares of Melco, representing approximately 1.78% of Melco’s shares. In addition, 118,339,024 shares of Melco are held by Lasting Legend Ltd., 291,868,606 shares of Melco are held by Better Joy Overseas Ltd., 25,727,447 shares of Melco were held by Mighty Dragon Developments Limited and 7,294,000 shares of Melco are held by The L3G Capital Trust, representing approximately 7.65%, 18.87%, 1.66% and 0.47% of Melco’s shares, all of which companies are owned by persons and/or trusts affiliated with Mr. Lawrence Yau Lung Ho. Mr. Lawrence Yau Lung Ho also has interest in Great Respect Limited, a company controlled by a discretionary family trust, the beneficiaries of which include Mr. Lawrence Yau Lung Ho and his immediate family members and held 303,982,187 shares, representing approximately 19.66% of Melco’s shares. Melco Leisure is a wholly-owned subsidiary of Melco and accordingly, Mr. Lawrence Yau Lung Ho is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested or is deemed or taken to be interested.

As at the Latest Practicable Date, and within the meaning of Part XV of the SFO, Mr. Lawrence Yau Lung Ho has (i) a corporate interest of 1,118,458,086 Shares and a personal interest of 4,002,074 Shares and 6,947,973 underlying Shares in respect of unvested and unexercised share options and 626,185 unvested restricted Shares granted under the share incentive plans of the Company; and (ii) a personal interest of 1,000,000 shares in the capital of Melco Crown (Macau) Limited, a subsidiary of the Company. Mr. Ho also has personal interests of 2,601,213 shares of MCP, 15,607,276 underlying shares of MCP in respect of unvested and unexercised share options and 5,202,425 unvested restricted shares of MCP granted under the share incentive plan of MCP. Save as disclosed herein and as at the Latest Practicable Date, Mr. Ho did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Ho and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meetings pursuant to the Articles. Mr. Ho entered into an employment contract with the Company for his role as the Chief Executive Officer of the Company. Mr. Ho receives compensation from his role as the Chief Executive Officer of the Company, which includes basic salary, discretionary bonus, share-based compensation and other benefits, which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Ho, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Ho that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED AND APPOINTED

(2)	Mr. James Douglas Packer (aged 47)
Non-Executive Director (Co-Chairman)

Mr. James Douglas Packer was appointed as our non-executive Director on March 8, 2005 and has served as our Co-Chairman since March 2005. Mr. Packer is also a director of Melco Crown (Macau) Limited, a subsidiary of the Company. Mr. Packer is the chairman of Crown, an operator of casinos and integrated resorts, having been appointed on its formation in 2007, and a member of the Crown Investment Committee since February 2008. Mr. Packer is also the chairman of Consolidated Press Holdings Pty Limited (the largest shareholder of Crown), having been appointed in January 2006. Mr. Packer is a director of Crown Melbourne Limited, a casino and integrated resort operator, having been appointed in July 1999, and Burswood Limited, a casino and integrated resort operator, having been appointed in September 2004. His previous directorships include Challenger Limited (formerly called Challenger Financial Services Group Limited) from November 2003 to September 2009, SEEK Limited from October 2003 to August 2009, Sunland Group Limited from July 2006 to August 2009, Ten Network Holdings Limited from December 2010 to March 2011, Ellerston Capital Limited from August 2004 to August 2011 and Consolidated Media Holdings Limited from December 2007 to November 2012.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Packer has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date, Mr. Packer and his controlled corporations are interested in 50.01% of the issued share capital of Crown, which in turn is interested in the entire issued share capital of Crown Entertainment Group Holdings, which in turn is interested in the entire issued share capital of Crown Asia Investments. Accordingly, Mr. Packer is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested in or is deemed or taken to the interested in.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Packer has a corporate interest of 1,118,458,086 Shares and a personal interests of 3,201 Shares and 22,977 underlying Shares in respect of unvested restricted shares granted under the share incentive plans of the Company. Mr. Packer also has personal interests of 2,601,213 shares of MCP, 15,607,276 underlying shares of MCP in respect of unvested and unexercised share options and 5,202,425 unvested restricted shares of MCP granted under the share incentive plan of MCP. Save as disclosed herein and as at the Latest Practicable Date, Mr. Packer did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Packer and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Packer is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Packer his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED AND APPOINTED

Save as disclosed above, there are no other matters concerning Mr. Packer that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(3)	Mr. John Peter Ben Wang (aged 54)
Non-executive Director

Mr. John Peter Ben Wang was appointed as our non-executive Director on November 21, 2006. Mr. Wang is currently the deputy chairman and executive director of Summit Ascent Holdings Limited (“Summit Ascent”), a company listed on the Stock Exchange, and before that, he was the chairman of Summit Ascent from March 2011 to July 2013. He previously held non-executive directorships in MelcoLot Limited, Oriental Ginza Holdings Limited, China Precious Metal Resources Holdings Co., Ltd. and Anxin- China Holdings Limited, companies listed on the Stock Exchange. Mr. Wang was the chief financial officer of Melco from 2004 to September 2009. Prior to joining Melco International Development Limited in 2004, Mr. Wang had over 18 years of professional experience in the securities and investment banking industry. He was the managing director of JS Cresvale Securities International Limited (HK) from 1998 to 2004 and prior to 1998, he worked for Deutsche Morgan Grenfell (HK), CLSA (HK), Barclays (Singapore), SG Warburg (London), Salomon Brothers (London), the London Stock Exchange and Deloitte Haskins & Sells (London). Mr. Wang qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales in 1985. He graduated from the University of Kent at Canterbury in the United Kingdom with a bachelor degree in accounting in July 1982.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Wang has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Wang has personal interests of 143,536 Shares and 194,664 underlying Shares in respect of unexercised share options and 32,646 unvested restricted shares granted under the share incentive plans of the Company. Save as disclosed herein and as at the Latest Practicable Date, Mr. Wang did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Wang and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the existing Articles. Mr. Wang is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Wang, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Wang that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED AND APPOINTED

(4)	Mr. Robert John Rankin (aged 51)
Non-executive Director

Mr. Robert John Rankin joined Deutsche Bank AG in June 2009 and has been a member of the Group Executive Committee since January 2011. He was the first CEO from Asia Pacific to become a member of the Group Executive Committee. Between October 2009 and June 2012, he was the Chief Executive Officer for Deutsche Bank in the Asia Pacific (ex-Japan) region and was responsible for the Bank’s management and strategic development in the region. In June 2012, Mr. Rankin was appointed Co-Global Head of Corporate Banking & Securities (“CB&S”) and Global Head of Corporate Finance where he was based out of London. Mr. Rankin completed Bachelor degrees in Economics and Law from the University of Sydney in 1985 and 1987 respectively before taking time off to travel through India and Southeast Asia. Upon returning to Sydney, Mr. Rankin worked as a securities and mergers and acquisitions lawyer at Blake Dawson Waldron. Whilst working at Blake Dawson Waldron, Mr. Rankin was also a member of the Australian Stock Exchange Listing Committee.

After joining the Australian arm of the Swiss Bank Corporation (merging to become UBS in 1998), Mr. Rankin quickly rose through the ranks in the Sydney office of UBS and relocated to Hong Kong in 2001 to be the UBS Head of Asia Pacific telecommunications, media and technology. In 2003, he was named by UBS as Managing Director and Co-Head of Investment Banking, Asia Pacific (ex Japan), and was sole Managing Director and Head a year later. In this role, he had responsibility for corporate and government advisory engagements, debt and equity origination and mergers and acquisitions in the region. He also served on the UBS Investment Bank Board. Mr. Rankin joined Deutsche Bank in 2009 where he immediately repeated the growth success he managed at UBS. Under his leadership, Deutsche Bank became the No.1 ranked investment bank for initial public offerings in the Asia region and No.3 for overall investment banking in 2012 according to Dealogic. As Co-Head of CB&S Mr. Rankin was responsible for Deutsche Bank’s leading global investment banking business serving institutional, corporate and sovereign clients from over 100 offices in 40 countries. As Head of Corporate Finance, he oversaw Deutsche Bank’s leading global capital markets, origination and advisory businesses and acted as trusted advisor to many of Deutsche Bank’s most important clients. CB&S is consistently ranked as a top-tier investment bank for Corporate Finance and Sales & Trading and recognized as an industry leader in areas including Electronic Trading, Structured Finance and Prime Finance. It has a strong global franchise across mergers and acquisitions, including advisory, debt and equity origination and issuance, and capital markets coverage of large and medium-sized corporations. In addition to his client responsibilities, Mr. Rankin oversaw several internal CB&S programmes covering regulatory readiness, cultural change and talent development.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Rankin has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Rankin did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED TO BE RE-ELECTED AND APPOINTED

There will be no director service contract entered into between Mr. Rankin and the Company. He will not be appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Rankin will be entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Rankin, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Rankin that need to be brought to the attention of the Shareholders in connection with his appointment and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX III	SUMMARY OF THE PRINCIPAL TERMS OF THE PROPOSED AMENDED MCE 2011 SIP

AMENDMENT TO THE MCE 2011 SIP

The Shareholders are being asked to approve, adopt and ratify certain amendments to the MCE 2011 SIP, including removing references to, and provisions required by Hong Kong laws and Hong Kong Listing Rules, which will no longer be applicable upon the Proposed De-Listing becoming effective, adding clarifications and modifying and updating certain provisions.

All awards previously granted prior to the Proposed De-Listing shall remain valid. Following the Proposed De-Listing becoming effective, the MCE 2011 SIP will be governed by the laws of the Cayman Islands. A general description of the proposed amended MCE 2011 SIP is set forth below. This description is qualified in its entirety by the terms of the MCE 2011 SIP incorporating the proposed amendments, a copy of which together with a blackline version showing all proposed amendments are available for inspection at the Company’s principal place of business in Macau at 22/F, Golden Dragon Centre, Avenida Xian Xing Hai, Macau, and the Company’s place of business in Hong Kong at 36th Floor, the Centrium, 60 Wyndham Street, Central, Hong Kong, during normal business hours from the date hereof up to and including the date of the AGM.

The following paragraphs describe the principal terms included in the proposed amended MCE 2011 SIP.

A.	Purpose. The purpose of the MCE 2011 SIP is to promote the success and enhance the value of the Company by linking the personal interests of members of the Board, employees and consultants to those of the Shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Shareholders. The MCE 2011 SIP is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, employees and consultants upon whose judgment, interest and special efforts the successful conduct of the Company’s operation is largely dependent.

B.	Types of awards. The awards we may grant under the MCE 2011 SIP include options, incentive share options, restricted shares, share appreciation rights, dividend equivalents, share payments, deferred shares and restricted share units.

C.	Eligible participants. Persons eligible to participate in the MCE 2011 SIP include directors, employees and consultants of the Company, any parent or subsidiary of the Company, or any of our related entities that the Board designates as a related entity for the purposes of the MCE 2011 SIP. Our compensation committee may, from time to time, select from among all eligible individuals, those to whom awards may be granted and shall determine the nature and amount of each award.

D.	Maximum number of Shares. The maximum aggregate number of Shares which may be issued pursuant to all awards is 100,000,000 Shares (the “Plan Limit”). As at the Latest Practicable Date, 88,584,652 Shares were available for issuance under the MCE 2011 SIP, representing approximately 5.43% of our issued share capital.

E.	Option Periods and Payments. Our compensation committee may in its discretion determine, subject to the plan expiration period, the period within which shares must be taken up under an option; the minimum period, if any, for which an option must be held before it can be exercised; the amount, if any, payable on application or acceptance of the option.

APPENDIX III	SUMMARY OF THE PRINCIPAL TERMS OF THE PROPOSED AMENDED MCE 2011 SIP

F.	Plan Administration. Our compensation committee will administer the MCE 2011 SIP and has the power to, among other actions, designate eligible participants, determine the number and types of awards to be granted, and set the terms and conditions of each award granted. The compensation committee’s decisions are final, binding, and conclusive for all purposes and upon all parties.

G.	Award Agreement. Awards granted will be evidenced by an award agreement that sets forth the terms, conditions and limitations for each award.

H.	Exercise Price. Our compensation committee may determine the exercise price or purchase price, if any, of any award. The compensation committee, in its absolute and sole discretion, may reduce the exercise price amount set forth in any award agreement after grant. If we grant an incentive share option award to an employee who, at the time of that grant, owns Shares representing more than 10% of the voting power of all classes of our Shares, the exercise price may not be less than 110% of the fair market value of our Shares on the date of that grant.

I.	Terms of Awards. The terms of each award shall be stated in the award agreement. If the participant ceases to be eligible for any reason, the validity of the award shall depend on the terms and conditions of the award agreement. An option may not be exercised upon the first to occur of the following events: (a) 10 years from the date of the grant, unless an earlier time is set out in the award agreement; (b) three months after termination of employment as an employee, subject to certain exceptions; (c) one year after the date of termination of employment or service on account of disability or death; (d) date on which the participant ceased to be eligible by reason of termination of relationship with the Company and/or any of the subsidiaries on grounds that such participant has been guilty of serious misconduct or convicted of any criminal offence involving integrity or honesty; and (e) date on which our compensation committee cancel the option.

J.	Transferability. Rights in awards are personal to participants. No award shall be assigned, transferred, or otherwise disposed of by a participant other than by will or by the laws of descent and distribution.

K.	Adjustment. In the event of any share split, combination or exchange of shares, spin-off, recapitalization, reorganization, merger, consolidation or any other change affecting our share capital, our compensation committee shall make proportionate and equitable adjustments to reflect such change with respect to: (a) the aggregate number and types of shares that may be issued under the MCE 2011 SIP; (b) the terms and conditions of any outstanding awards; and (c) the grant price or exercise price per share for any outstanding awards, in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the MCE 2011 SIP.

L.	Rights attached to the Shares. No award gives the participant any right of a Shareholder, unless and until Shares are in fact issued to such person in connection with such award. With respect to any payments not yet made to a participant pursuant to an award, nothing contained in the MCE 2011 SIP or any award agreement shall give the participant any rights that are greater than those of a general creditor of the Company or any of its subsidiaries.

APPENDIX III	SUMMARY OF THE PRINCIPAL TERMS OF THE PROPOSED AMENDED MCE 2011 SIP

Except as expressly provided in the MCE 2011 SIP, no participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of Shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the MCE 2011 SIP or pursuant to any action of the compensation committee under the MCE 2011 SIP, no issuance by the Company of Shares of any class or securities convertible into Shares of any class shall affect, and no adjustment by reason thereof shall be made to the number of Shares subject to an award or the grant price or exercise price of any award.

M.	Change in Control and Corporate Transactions. Upon the consummation of a merger or consolidation in which the Company is not the surviving entity, a change of control of the Company, a sale of substantially all of our assets, the complete liquidation or dissolution of the Company or a reverse takeover, each award will terminate, unless the award is assumed by the successor entity. If the successor entity assumes the award or replaces it with a comparable award, or replaces the award with a cash incentive program and provides for subsequent payout, the replacement award or cash incentive program will automatically become fully vested, exercisable and payable, as applicable, upon termination of the participant’s employment without cause within 12 months of such corporate transaction. If the award is neither assumed nor replaced, it shall become fully vested and exercisable and released from any repurchase or forfeiture rights immediately prior to the effective date of such corporate transaction, provided that the participant remains eligible on the effective date of the corporate transaction.

N.	Amendment and Termination. With the approval of the Board, our compensation committee may terminate, amend or modify the MCE 2011 SIP, except certain amendments requiring Shareholders’ approval pursuant to applicable law. Except amendments made pursuant to the above, no termination, amendment, or modification of the MCE 2011 SIP shall adversely affect in any material way any award previously granted pursuant to the MCE 2011 SIP and other previous plans without the prior written consent of the participant.

O.	Cancellation of options. Except otherwise stated in the MCE 2011 SIP, any cancellation of options granted but not exercised must be approved in writing by the participants of the relevant options. Where the Company cancels options, the grant of new options to the same participant may only be made under the MCE 2011 SIP within the relevant limits and restrictions set out in the MCE 2011 SIP.

P.	Expiration. The MCE 2011 SIP will expire 10 years after December 7, 2011, the date on which it became effective. No awards may be granted pursuant to the MCE 2011 SIP after that time.

Q.	Vesting Schedule. In general, our compensation committee determined, or the award agreement would specify, the vesting schedule.

APPENDIX IV	SUMMARY OF THE PRINCIPAL TERMS OF THE PROPOSED AMENDED MCP SIP

AMENDMENT TO THE MCP SIP

The Shareholders are being asked to approve, adopt and ratify certain amendments to MCP SIP, including removing references to, and provisions required by Hong Kong laws and Hong Kong Listing Rules, which will no longer be applicable upon the Proposed De-Listing becoming effective, adding clarifications and modifying and updating certain provisions.

All awards previously granted prior to the Proposed De-Listing shall remain valid. Following the Proposed De-Listing becoming effective, the MCP SIP will continue to be governed by the laws of the Philippines. A general description of the proposed amended MCP SIP is set forth below. This description is qualified in its entirety by the terms of the MCP SIP incorporating the proposed amendments, a copy of which together with a blackline version showing all proposed amendments are available for inspection at the Company’s principal place of business in Macau at 22/F, Golden Dragon Centre, Avenida Xian Xing Hai, Macau, and the Company’s place of business in Hong Kong at 36th Floor, the Centrium, 60 Wyndham Street, Central, Hong Kong, during normal business hours from the date hereof up to and including the date of the AGM.

The following paragraphs describe the principal terms included in the proposed amended MCP SIP.

A.	Purpose. The purpose of the MCP SIP is to promote the success and enhance the value of MCP, by linking the personal interests of members of the board of directors, employees and consultants of MCP, its subsidiaries and the Parent (as defined below) and by providing such individuals with an incentive for outstanding performance to generate superior returns to MCP’s shareholders. The MCP SIP is further intended to provide flexibility to MCP in its ability to motivate, attract, and retain the services of members of the board of directors, employees and consultants of MCP, its subsidiaries and the Parent upon whose judgment, interest and special efforts the successful conduct of MCP’s operation is largely dependent. “Parent” is defined in the MCP SIP as (a) a person controlling another company directly or indirectly through one or more of its intermediaries; (b) the Company or any subsidiary thereof; (c) Melco or any subsidiary thereof; or (d) Crown or any subsidiary thereof.

B.	Types of awards. The awards we may grant under the MCP SIP include options, incentive share options, restricted shares, share appreciation rights, dividend equivalents, share payments, deferred shares and restricted share units.

C.	Eligible participants. Persons eligible to participate in the MCP SIP include directors, employees and consultants of MCP, its subsidiaries and the Parent for the purposes of the MCP SIP. The compensation committee of MCP board may, from time to time, select from among all eligible individuals, those to whom awards may be granted and shall determine the nature and amount of each award.

D.	Maximum number of Shares. The maximum aggregate number of Shares which may be issued pursuant to all awards under the MCP SIP is 442,630,330 MCP shares (the “MCP Plan Limit”), subject to compliance with the Securities Regulation Code of the Philippines, as amended, and the rules and regulations promulgated thereunder (“Securities Law”). The overall limit on the number of MCP shares which may be issued upon exercise of all outstanding awards granted and yet to be exercised under the MCP SIP and any other share incentive plans of MCP must not exceed 5% of MCP shares in issue from time to time. As at the Latest Practicable Date, 62,632,756 MCP shares were available for issuance under the MCP SIP, representing approximately 1.27% of MCP’s issued share capital.

APPENDIX IV	SUMMARY OF THE PRINCIPAL TERMS OF THE PROPOSED AMENDED MCP SIP

E.	Option Periods and Payments. The compensation committee of MCP board may in its discretion determine, subject to the plan expiration period, the period within which shares must be taken up under an option; the minimum period, if any, for which an option must be held before it can be exercised; the amount, if any, payable on application or acceptance of the option.

F.	Plan Administration. The compensation committee of MCP board will administer the MCP SIP and has the power to, among other actions, designate eligible participants, determine the number and types of awards to be granted, and set the terms and conditions of each award granted. The compensation committee’s decisions are final, binding, and conclusive for all purposes and upon all parties.

G.	Award Agreement. Awards granted will be evidenced by an award agreement that sets forth the terms, conditions and limitations for each award.

H.	Exercise Price. The compensation committee of MCP board may determine the exercise price or purchase price, if any, of any award. There is no requirement under Philippine law governing the determination of option exercise price, except that option exercise price shall not be below the par value of the shares. The compensation committee of MCP board, in its absolute and sole discretion, may reduce the exercise price amount set forth in any award agreement after grant, but in any event shall be in compliance with the Securities Law. If MCP grants an incentive share option award to an employee who, at the time of that grant, owns MCP shares representing more than 10% of the voting power of all classes of MCP shares, the exercise price may not be less than 110% of the fair market value of MCP shares on the date of that grant.

I.	Terms of Awards. The terms of each award shall be stated in the award agreement. If the participant ceases to be eligible for any reason, the validity of the award shall depend on the terms and conditions of the award agreement. An option may not be exercised upon the first to occur of the following events: (a) 10 years from the date of the grant, unless an earlier time is set out in the award agreement; (b) three months after termination of employment as an employee, subject to certain exceptions; (c) one year after the date of termination of employment or service on account of disability or death; (d) date on which the participant ceased to be eligible by reason of termination of relationship with MCP and/or any of the subsidiaries on grounds that such participant has been guilty of serious misconduct or convicted of any criminal offence involving integrity or honesty; and (e) date on which the compensation committee of MCP board cancel the option.

J.	Transferability. Rights in awards are personal to participants. No award shall be assigned, transferred, or otherwise disposed of by a participant other than by will or by the laws of descent and distribution.

K.	Adjustment. In the event of any share split, combination or exchange of shares, spin-off, recapitalization, reorganization, merger, consolidation or any other change affecting the share capital of MCP, the compensation committee of MCP board shall make proportionate and equitable adjustments to reflect such change with respect to: (a) the aggregate number and types of shares that may be issued under the MCP SIP; (b) the terms and conditions of any outstanding awards; and (c) the grant price or exercise price per share for any outstanding awards, in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the MCP SIP.

APPENDIX IV	SUMMARY OF THE PRINCIPAL TERMS OF THE PROPOSED AMENDED MCP SIP

L.	Rights attached to MCP shares. No award gives the participant any right of a shareholder of MCP, unless and until MCP shares are in fact issued to such person in connection with such award. With respect to any payments not yet made to a participant pursuant to an award, nothing contained in the MCP SIP or any award agreement shall give the participant any rights that are greater than those of a general creditor of MCP or any of its subsidiaries.

Except as expressly provided in the MCP SIP, no participant shall have any rights by reason of any subdivision or consolidation of MCP shares of any class, the payment of any dividend, any increase or decrease in the number of MCP shares of any class or any dissolution, liquidation, merger, or consolidation of MCP or any other corporation. Except as expressly provided in the MCP SIP or pursuant to any action of the MCP compensation committee under the MCP SIP, no issuance by MCP of MCP shares of any class or securities convertible into MCP shares of any class shall affect, and no adjustment by reason thereof shall be made to the number of MCP shares subject to an award or the grant price or exercise price of any award.

M.	Change in Control and Corporate Transactions. Upon the consummation of a merger or consolidation in which MCP is not the surviving entity, a change of control of MCP, sale of substantially all of our assets, the complete liquidation or dissolution of MCP or a reverse takeover, each award will terminate, unless the award is assumed by the successor entity. If the successor entity assumes the award or replaces it with a comparable award, or replaces the award with a cash incentive program and provides for subsequent payout, the replacement award or cash incentive program will automatically become fully vested, exercisable and payable, as applicable, upon termination of the participant’s employment without cause within 12 months of such corporate transaction. If the award is neither assumed nor replaced, it shall become fully vested and exercisable and released from any repurchase or forfeiture rights immediately prior to the effective date of such corporate transaction, provided that the participant remains eligible on the effective date of the corporate transaction.

N.	Amendment and Termination. With the approval of MCP board of directors, the compensation committee of MCP board may terminate, amend or modify the MCP SIP, except certain amendments requiring MCP shareholders’ approval pursuant to applicable law. Except amendments made pursuant to the above, no termination, amendment, or modification of the MCP SIP shall adversely affect in any material way any award previously granted pursuant to the MCP SIP and other previous plans without the prior written consent of the participant.

O.	Cancellation of options. Except otherwise stated in the MCP SIP, any cancellation of options granted but not exercised must be approved in writing by the participants of the relevant options. Where MCP cancels options, the grant of new options to the same participant may only be made under the MCP SIP within the relevant limits and restrictions set out in the MCP SIP.

P.	Expiration. The MCP SIP will expire 10 years after June 24, 2013, the date on which it became effective. No awards may be granted pursuant to the MCP SIP after that time.

Q.	Vesting Schedule. In general, the compensation committee of MCP board determined, or the award agreement would specify, the vesting schedule.

NOTICE OF ANNUAL GENERAL MEETING

(Incorporated in the Cayman Islands with limited liability)

(SEHK Stock Code: 6883)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2015

Dear Shareholders,

You are cordially invited to attend the Annual General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) which will be held at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 20, 2015 at 4:00 p.m. (Hong Kong time). The meeting is being held for the following purposes:

1.	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the audited consolidated financial statements and the directors’ and auditors’ reports, for the year ended December 31, 2014.

2.	To re-elect each of the following directors:

(a)	Mr. Lawrence Yau Lung Ho as the executive director of the Company;

(b)	Mr. James Douglas Packer as a non-executive director of the Company; and

(c)	Mr. John Peter Ben Wang as a non-executive director of the Company.

3.	To appoint Mr. Robert Rankin as a non-executive director of the Company.

4.	To authorize the board of directors of the Company (the “Directors”) to fix the remuneration of each Director.

5.	To ratify the appointment of and re-appoint the independent auditors of the Company, Deloitte Touche Tohmatsu, and to authorize the Directors to fix their remuneration.

NOTICE OF ANNUAL GENERAL MEETING

As special business, to consider and, if thought fit, pass the following resolutions as ordinary resolutions:

ORDINARY RESOLUTIONS

6.	“THAT:

(a)	subject to paragraph (c) of this resolution and any applicable NASDAQ requirements, a general and unconditional mandate be and is hereby granted to the Directors during the General Mandate Period (as defined in paragraph (d) below) to exercise all the powers of the Company to allot, issue and deal with additional shares of all classes in the capital of the Company and other securities which carry a right to subscribe or purchase shares of the Company, including those represented by American Depositary Shares of the Company (the “Shares”) and to make or grant offers, agreements and options (including warrants, bonds, debentures, notes and other securities which carry rights to subscribe for or are convertible into Shares) which might require the exercise of such power;

(b)	the approval in paragraph (a) of this resolution shall authorize the Directors during the Relevant Period to make or grant offers, agreements and/or options (including warrants, bonds, debentures, notes and other securities which carry rights to subscribe for or are convertible into Shares) which might require the exercise of such power after the end of the Relevant Period;

(c)	the aggregate nominal amount of share capital allotted or agreed conditionally or unconditionally to be allotted (whether pursuant to an option or otherwise) by the Directors pursuant to the approval in paragraph (a) of this resolution, otherwise than pursuant to (i) a Rights Issue (as defined in paragraph (d) below), (ii) the exercise of any rights of subscription or conversion under any existing warrants, bonds, debentures, notes and other securities issued by the Company which carry rights to subscribe for or are convertible into Shares, (iii) any option scheme or similar arrangement for the time being adopted for the grant or issue to officers and/or employees of the Company and/or any of its subsidiaries of Shares or rights to acquire Shares or (iv) any scrip dividend or similar arrangement providing for the allotment of Shares in lieu of the whole or part of dividend on Shares in accordance with the Amended and Restated Articles of Association of the Company (the “Articles”), shall not exceed the aggregate of:

(aa)	20 per cent. of the aggregate nominal amount of the share capital of the Company in issue on the date of passing this resolution; and

(bb)	(if the Directors are so authorized by a separate resolution of the shareholders of the Company) the nominal amount of share capital of the Company repurchased by the Company subsequent to the passing of this resolution (up to a maximum equivalent to 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution), and the said mandate shall be limited accordingly;

NOTICE OF ANNUAL GENERAL MEETING

(d)	for the purposes of this resolution:

“General Mandate Period” means the period from the passing of this resolution until the first to occur of the following events:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws; and

(iii)	the revocation or variation of the authority given under this resolution by ordinary resolution of the shareholders of the Company in general meeting; and

“Rights Issue” means an offer of Shares or issue of options, warrants or other securities giving the right to subscribe for Shares, open for a period fixed by the Directors to holders of Shares whose names appear on the register of members of the Company (and, where appropriate, to holders of other securities entitled to the offer) on a fixed record date in proportion to their then holdings of such Shares (or, where appropriate, such other securities) (subject in all cases to such exclusions or other arrangements as the Directors may deem necessary or expedient in relation to fractional entitlements or having regard to any restrictions or obligations under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory applicable to the Company).”

7A.	“THAT:

(a)	subject to paragraph (b) of this resolution, a general and unconditional mandate be and is hereby granted to the Directors during the Repurchase Period One (as defined in paragraph (c) below) to exercise all the powers of the Company to repurchase Shares;

(b)	the aggregate nominal amount of Shares which may be repurchased on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) or any other stock exchange recognized for this purpose by the Securities and Futures Commission of Hong Kong and the Stock Exchange under the Hong Kong Code on Share Repurchases pursuant to the approval in paragraph (a) of this Resolution shall not exceed 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue on the date of passing this resolution, and the said mandate shall be limited accordingly;

(c)	for the purposes of this resolution:

“Repurchase Period One” means the period from the passing of this resolution until the first to occur of the following events:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws to;

NOTICE OF ANNUAL GENERAL MEETING

(iii)	the revocation or variation of the authority given under this Resolution by ordinary resolution of the shareholders of the Company in general meeting; and

(iv)	the effective date and time of the proposed voluntary withdrawal of the listing of the Company’s shares on the Main Board of the Stock Exchange as more particularly set out in an announcement of the Company dated January 2, 2015 and a circular dated March 4, 2015 (the “Proposed De-Listing”).”

7B.	“THAT

(a)	a general and unconditional mandate be and is hereby granted to the Directors effective during the Repurchase Period Two (as defined in paragraph (b) below) to exercise all the powers of the Company to repurchase Shares as the Directors may determine, in such manner, including at such price and on all such other terms, as the Directors may determine;

(b)	for the purposes of this resolution:

“Repurchase Period Two” means the period immediately following the effective date and time of the Proposed De-Listing until the first to occur of the following events:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required to be held by the Articles, Cayman Islands laws or any other applicable laws to; and

(iii)	the revocation or variation of the authority given under this Resolution by ordinary resolution of the shareholders of the Company in general meeting.”

8.	“THAT conditional upon the passing of resolutions set out in items 6, 7A and 7B of the notice convening this meeting (the “Notice”), the general mandate referred to in the resolution set out in item 6 of the Notice be and is hereby extended by the addition to the aggregate nominal amount of shares which may be allotted and issued or agreed conditionally or unconditionally to be allotted and issued by the directors pursuant to such general mandate of an amount representing the aggregate nominal amount of shares purchased by the Company pursuant to the mandate referred to in the resolutions set out in item 7A and 7B of the Notice.”

9.	“THAT to: (a) approve certain amendments to the Company’s 2011 Share Incentive Plan, including removing references to, and provisions required by Hong Kong laws and the Rules Governing the Listing of Securities on the Stock Exchange (the “Listing Rules”), adding clarifications and modifying and updating certain provisions, to be implemented as of the effective date and time of the Proposed De-Listing, and (b) authorize any one Director and officer of the Company, including the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Company Secretary (collectively, the “Authorized Representatives”) to execute such documents, make such applications and submissions and do all such acts, deeds or things incidental thereto or arising in connection therewith as such Authorized Representative might deem appropriate, and approve all such actions by any Authorized Representative on behalf of the Company in connection with the foregoing resolution.”

NOTICE OF ANNUAL GENERAL MEETING

10.	“THAT to: (a) approve certain amendments to the Share Incentive Plan of Melco Crown (Philippines) Resorts Corporation (“MCP”), including removing references to Hong Kong laws and Listing Rules, adding clarifications and modifying and updating certain provisions, to be implemented upon the occurrence of the following events: (i) the effective date and time of the Proposed De-Listing; (ii) the passing of the necessary resolutions by the directors and shareholders of MCP; and (iii) the Philippine Securities and Exchange Commission approving the amendments, and (b) authorize any one director and officer of the Company and MCP (collectively, the “MCP Authorized Representatives”) to execute such documents, make such applications and submissions and do all such acts, deeds or things incidental thereto or arising in connection therewith as such MCP Authorized Representative might deem appropriate, and approve all such actions by any MCP Authorized Representative on behalf of the Company in connection with the foregoing resolution.”

Notes:

1.	In order to identify shareholders who will be entitled to attend and vote at the meeting or any adjournment that may take place, all transfer forms accompanied by the relevant share certificates must be lodged with the Company’s share registrar and transfer office in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong not later than 4:30 p.m. on April 2, 2015. Shareholders whose names appear on the register of members of the Company at the close of business on April 2, 2015 shall be entitled to attend and vote at the meeting or any adjournment that may take place.

2.	A shareholder entitled to attend and vote at the meeting convened by the notice is entitled to appoint one or more proxies to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company.

3.	Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong as promptly as possible but not later than 48 hours prior to the Annual General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual General Meeting or adjourned meeting.

4.	With regard to resolution 2 above, the board of directors proposes that the retiring Directors, namely, Mr. Lawrence Yau Lung Ho, Mr. James Douglas Packer and Mr. John Peter Ben Wang, be re-elected as the Directors. With regard to resolution 3 above, the board of directors proposes to appoint Mr. Robert Rankin as non-executive Director. Details of these Directors are set out in Appendix II to the Company’s circular to shareholders dated April 16, 2015.

5.	With regard to resolution 6 above, the Directors wish to state that, currently, they have no plans to issue any additional new shares of the Company (other than (i) the shares to be issued upon vesting of restricted shares and exercise of the share options granted under the MCE 2006 SIP; (ii) prior to the effective date of the Proposed De-Listing, the shares to be issued upon vesting of restricted shares to non-connected person(s) of the Company and exercise of the share options granted under the MCE 2011 SIP; (iii) from the effective date of the Proposed De-Listing, the shares to be issued upon vesting of restricted shares and exercise of the share options granted under the MCE 2011 SIP; and (iv) and future fund raising). The present general mandate to issue shares given by the shareholders expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

NOTICE OF ANNUAL GENERAL MEETING

6.	With regard to resolution 7A above, the Directors wish to draw the attention of the shareholders to the circular which summarizes the more important provisions of the Listing Rules relating to the repurchase of shares by a company and will be despatched to the shareholders together with the annual report. The present general mandate to repurchase shares given by the shareholders expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

7.	In accordance with the Listing Rules, voting on the above resolutions will be taken by poll.

8.	If Typhoon Signal No. 8 or above, or a “black” rainstorm warning is in effect any time after 12:00 noon on the date of the above meeting, the meeting will be postponed. The Company will post an announcement on its website
(www.melco-crown.com) and the website of Hong Kong Exchanges and Clearing Limited (www.hkexnews.hk) to notify shareholders of the date, time and place of the rescheduled meeting.

9.	Shareholders or their proxies are responsible for their own expenses for attending the meeting, including, but not limited to transportation, accommodation and other related expenses.

By Order of the Board

Melco Crown Entertainment Limited

Stephanie Cheung

Company Secretary

Macau, April 16, 2015

As at the date of this document, the Board comprises one executive Director, namely Mr. Lawrence Yau Lung Ho (Co- Chairman and Chief Executive Officer); five non-executive Directors, namely Mr. James Douglas Packer (Co-Chairman), Mr. John Peter Ben Wang, Mr. Clarence Yuk Man Chung, Mr. William Todd Nisbet, and Mr. Rowen Bruce Craigie; and four independent non-executive Directors, namely Mr. James Andrew Charles MacKenzie, Mr. Thomas Jefferson Wu, Mr. Alec Yiu Wa Tsui, and Mr. Robert Wason Mactier.

(Incorporated in the Cayman Islands with limited liability)

(SEHK Stock Code: 6883)

PROXY FORM FOR USE BY SHAREHOLDERS AT

THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 20, 2015

I/We1                                                                                                                                                                                                          of                                                                                                                                                                                                          being the registered holder(s) of2                              shares of US$0.01 each in the capital of Melco Crown Entertainment Limited (the “Company”) HEREBY APPOINT3 THE CHAIRMAN OF THE MEETING or                                                                                                                                                                                                                                                                    of                                                                                                                                                                                                      as my/our proxy to attend and vote for me/us at the Annual General Meeting of the Company to be held at Salon VI, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 20, 2015 at 4:00 p.m. (Hong Kong time) and at any adjournment thereof as indicated below:

Ordinary Resolutions		For[4]	Against[5]
1.	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the audited consolidated financial statements and the directors’ and auditors’ reports, for the year ended December 31, 2014.
2.	To re-elect each of the following directors:
(a) Mr. Lawrence Yau Lung Ho as the executive director of the Company;
(b) Mr. James Douglas Packer as a non-executive director of the Company; and
(c) Mr. John Peter Ben Wang as a non-executive director of the Company.
3.	To appoint Mr. Robert Rankin as a non-executive director of the Company.
4.	To authorize the board of directors of the Company (the “Directors”) to fix the remuneration of each Director.
5.	To ratify the appointment of and re-appoint the independent auditors of the Company, Deloitte Touche Tohmatsu, and to authorize the Directors to fix their remuneration.
6.	To grant a general and unconditional mandate to the Directors to issue new shares of the Company not exceeding 20% of the issued share capital of the Company as at the date of passing this resolution, valid for a period commencing from this resolution date until the earliest of (i) the conclusion of the next annual general meeting; (ii) the expiration of the period within which the next annual general meeting is required to be held by Articles, Cayman Islands laws or any other applicable law; and (iii) the revocation of such mandate by shareholders (the “Relevant Period”).
7.

(A)   To grant a general and unconditional mandate to the Directors to repurchase shares of the Company not exceeding 10% of the issued share capital of the Company as at the date of passing this resolution, valid for a period commencing from this resolution date until the earliest of (i) the Relevant Period; and (ii) the effective date and time of the proposed voluntary withdrawal of the listing of the Company’s shares on the Main Board of The Stock Exchange of Hong Kong Limited (the “Proposed De-Listing”).

Ordinary Resolutions		For[4]	Against

(B)   To grant a general and unconditional mandate to the Directors to repurchase shares of the Company, valid for a period immediately following the effective date and time of the Proposed De-Listing until the end of the Relevant Period.

8.	To extend the general mandate granted to the Directors to issue new shares of the Company under Resolution No. 6 by the aggregate nominal amount of shares repurchased by the Company pursuant to the general mandates granted to the Directors to repurchase shares of the Company under Resolutions 7A and 7B.
9.	To (a) approve certain amendments to the Company’s 2011 Share Incentive Plan, including removing references to, and provisions required by Hong Kong laws and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”), adding clarifications and modifying and updating certain provisions, to be implemented as of the effective date and time of the Proposed De-Listing, and (b) authorize any one Director and officer of the Company, including the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Company Secretary (collectively, the “Authorized Representatives”) to execute such documents, make such applications and submissions and do all such acts, deeds or things incidental thereto or arising in connection therewith as such Authorized Representative might deem appropriate, and approve all such actions by any Authorized Representative on behalf of the Company in connection with the foregoing resolution.
10.	To (a) approve certain amendments to the Share Incentive Plan of Melco Crown (Philippines) Resorts Corporation (“MCP”), including removing references to Hong Kong laws and Listing Rules, adding clarifications and modifying and updating certain provisions, to be implemented upon the occurrence of the following events: (i) the effective date and time of the Proposed De-Listing; (ii) the passing of the necessary resolutions by the directors and shareholders of MCP; and (iii) the Philippine Securities and Exchange Commission approving the amendments, and (b) authorize any one director and officer of the Company and MCP (collectively, the “MCP Authorized Representatives”) to execute such documents, make such applications and submissions and do all such acts, deeds or things incidental thereto or arising in connection therewith as such MCP Authorized Representative might deem appropriate, and approve all such actions by any MCP Authorized Representative on behalf of the Company in connection with the foregoing resolution.

Dated this                      day of                      2015             Shareholder’s signature6:

Notes:

1.	Full name(s) and address(es) to be inserted in BLOCK CAPITALS.
2.	Please insert the number of shares of US$0.01 each registered in your name(s). If no number is inserted, the proxy form will be deemed to relate to all the shares of the Company registered in your name(s).
3.	If any proxy other than the Chairman is preferred, strike out “THE CHAIRMAN OF THE MEETING or” and insert the name and address of the proxy desired in the space provided. Any alteration made to this proxy form must be initialled by the person who signs it. A proxy need not be a member of the Company but must be present in person to represent the member.
4.	IMPORTANT: IF YOU WISH TO VOTE FOR ANY RESOLUTION, PLEASE TICK THE BOX MARKED “FOR” BESIDE THE APPROPRIATE RESOLUTION. IF YOU WISH TO VOTE AGAINST ANY RESOLUTION, PLEASE TICK THE BOX MARKED “AGAINST” BESIDE THE APPROPRIATE RESOLUTION. Failure to complete any or all boxes will entitle your proxy to cast his votes on the relevant resolutions at his discretion. Your proxy will also be entitled to vote at his discretion on any resolution properly put to the meeting other than those referred to in the notice convening the meeting.
5.	Same as note (4) above.
6.	This proxy form must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, this proxy form must be under its common seal or under the hand of an officer or attorney duly authorized.
7.	If more than one of the joint holders be present at the meeting personally or by proxy, that one of the said persons so present whose name stands first on the register in respect of the relevant shares shall alone be entitled to vote in respect thereof.
8.	In order to be valid, this proxy form, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited at the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof.
9.	Completion and deposit of this proxy form will not preclude you from attending and voting at the meeting if you so wish.